EXHIBIT 23-a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-129243 of Morgan Stanley (the "Registrant") on Form S-3 of our report dated February 7, 2005 (October 12, 2005 as to the effects of discontinued operations and segment classification discussed in Note
27) relating to the consolidated financial statements of the Registrant and included in Exhibit 99.1 to the Registrant's Current Report on Form 8-K filed October 12, 2005, and our reports dated February 7, 2005 for (1) the related financial statement schedule included in Schedule I and (2) management's report of the effectiveness of internal control over financial reporting, each included in the Registrant's Annual Report on Form 10-K for the year ended November 30, 2004 (which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and include an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement No. 123," in 2003, (2) express an unqualified opinion on management's assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and to the references to us under the heading "Experts" in each prospectus, which are parts of this Registration Statement.


/s/ Deloitte & Touche LLP

New York, New York
November 11, 2005